Exhibit 99.1

S.Y. Bancorp Decides Not to Participate in the Treasury Department’s Capital Purchase Program

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 6, 2009--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville metropolitan area, Indianapolis and Cincinnati, today announced that it has declined to participate in the Treasury Department’s Capital Purchase Program (CPP). Last month, the Company reported that it had received preliminary approval for an investment of approximately $43 million in preferred equity stock.

Already well-capitalized under regulatory standards, the Company completed a $30 million public offering of trust preferred securities in December 2008, which further strengthened its capital position as of December 31, 2008.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "Although we are gratified to have been approved for the CPP, which is available only to sound institutions, we believe it is in the best interests of our shareholders to decline participation. The program’s restrictions on possible future dividend increases, the dilution that could result from the associated warrants, and the uncertainty surrounding some details of the program, represent unnecessary burden and risks for the Company and its shareholders. Considering our strong capital base, which has been further enhanced by our successful trust preferred offering last month, we believe the company remains well positioned to support the banking and lending needs of customers today and our growth over the longer term."

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.653 billion in assets as of September 30, 2008, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although S.Y. Bancorp’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which S.Y. Bancorp and its subsidiaries operate; continued economic slowdown and continued public stock market volatility; competition for S.Y. Bancorp’s customers from other providers of financial services; government legislation and regulation, which change from time to time and over which S.Y. Bancorp has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of S.Y. Bancorp’s customers; and other risks detailed in S.Y. Bancorp’s filings with the SEC, all of which are difficult to predict and many of which are beyond the control of S.Y. Bancorp.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis
Executive Vice President
Chief Financial Officer
502-625-9176